Exhibit 99.1
Permian Basin Royalty Trust
News Release
PERMIAN BASIN ROYALTY TRUST
ANNOUNCES JUNE CASH DISTRIBUTION
     DALLAS, Texas, June 20, 2006 — Bank of America, N.A., as Trustee of the Permian Basin Royalty Trust (NYSE — PBT), today declared a cash distribution to the holders of its units of beneficial interest of $.105647 per unit, payable on July 17, 2006, to unit holders of record on June 30, 2006.
     This month’s distribution increased from the previous month due primarily to increased oil and gas prices. This would primarily reflect production for the month of April. The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.
     Production for Waddell Ranch and the Texas Royalty Properties combined for oil and gas respectively was 56,898 bbls and 217,086 mcf. The average price for oil was $62.71 per bbl and for gas was $7.23 per mcf. Capital expenditures were approximately $1,579,014. The numbers provided reflect what was net to the Trust.

	Net to Trust Sales
	Volumes		Average Price
	Oil		Oil	Gas
	(Bbls)	Gas (Mcf)	(per Bbl)	(per Mcf)
Current Month	56,898	217,086	$62.71	$7.23
Prior Month	57,944	234,191	$53.85	$6.89
For additional information, including the latest financial reports on Permian Basin Royalty Trust, please visit our website at http://www.pbt-permianbasintrust.com/.
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Contact:	Ron E. Hooper Senior Vice President Bank of America, N.A. Toll Free — 877 .228.5085